UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MOTIENT CORPORATION

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On June 22, 2006, Motient Corporation issued the following press release:

Media Contacts:
Winnie Lerner/Jessica Liddell
The Abernathy MacGregor Group
212-371-5999

Motient Announces Sale of Its Legacy Wireless Business

Transaction Includes Terrestrial DataTac Network and iMotient Solutions Platform

Lincolnshire, IL– June 22, 2006 - Motient Corporation (MNCP) announced today that various subsidiaries of the Company signed an asset purchase agreement with Geologic Solutions, Inc. and one of its wholly owned subsidiaries, Logo Acquisition Corporation.

Under the agreement, Motient will sell the majority of its assets relating to its terrestrial business, including its legacy narrowband DataTac network and its new iMotient Solutions platform, to Logo. Additionally, Logo will assume most of the post-closing liabilities relating to the terrestrial business. The assets and liabilities being transferred are limited to those that relate to the current operations of Motient’s terrestrial wireless network, and do not include any assets or liabilities related to TerreStar Networks Inc. (TerreStar) or Mobile Satellite Ventures LP (MSV).

Logo will pay Motient a nominal cash amount, and assume most of the post-closing liabilities associated with the purchased assets, as well as certain of the costs of the employees that Logo will transition from Motient. The Company estimates that the transaction will save Motient a material amount in total future operating costs.

Following the completion of this transaction as well as the final completion of the pending transaction announced on May 8, 2006 with SkyTerra to consolidate the ownership of MSV and TerreStar, Motient’s active operating business would essentially be that of TerreStar’s.

“We believe that this transaction is another step in the right direction for our shareholders,” said Christopher Downie, Chief Operating Officer of Motient. “While we have made material strides in reducing the cost structure associated with our legacy DataTac network and are achieving positive growth in our iMotient product, these businesses are no longer a core asset to the company.

“Over the past few years, we have been refocusing our business strategy and corporate resources towards our interests in the satellite communications companies, TerreStar Networks Inc. and Mobile Satellite Ventures LP. By effectively transferring our legacy assets out of the Company, we believe that Motient will be better positioned to focus solely on assisting TerreStar and MSV execute on their respective strategic plans.”

The closing of the transaction contemplated hereby will be subject to customary closing conditions, including FCC and other approvals. Accordingly, Motient cannot assure you that these transactions will close on the terms outlined here, if at all.

About Motient Corporation:

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company’s website at www.motient.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with futures results, including the transactions described in this press release. Such forward–looking statements are subject to the following uncertainties: the ability of the parties to obtain the necessary regulatory approvals, including without limitation, actions by the Federal Communications Commission, and other factors impacting the parties ability to consummate the transactions and realize the cost savings discussed. We assume no obligation to update or supplement such forward–looking statements.

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